Exhibit 8.2

June 20, 2006

Caterpillar Financial Funding Corporation
4040 South Eastern Avenue, Suite 344
Las Vegas, Nevada 89119

Re: Caterpillar Financial Asset Trust 2006-A

Ladies and Gentlemen:

We have acted as special Tennessee tax counsel to Caterpillar Financial Funding Corporation (the “Registrant”) with respect to certain Tennessee state tax aspects of the issuance by the Caterpillar Financial Asset Trust 2006-A of the notes described in the Prospectus Supplement dated June 20, 2006 (the "Prospectus Supplement") and the Prospectus dated June 19, 2006 (the "Base Prospectus" and, together with the Prospectus Supplement, the "Prospectus") relating to such series of notes (the "Notes"). The Notes will be issued pursuant to an Indenture, dated as of June 1, 2006 (the “Indenture”) as more particularly described in the Prospectus.

The Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-132309) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on March 9, 2006 and declared effective on May 10, 2006 (the “Registration Statement”). Such advice conforms to the description of certain Tennessee state tax consequences to holders of the Notes that appears under the heading “CERTAIN STATE TAX CONSIDERATIONS” in the Base Prospectus and “SUMMARY OF THE NOTES AND THE TRANSACTION STRUCTURE - Tax Status” in the Prospectus Supplement. Such description does not purport to discuss all possible tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein.

Very truly yours,

/s/ WLDD

Waller Lansden Dortch & Davis, LLP